July 2008
Pricing Sheet dated July 24, 2008 relating to
Preliminary Pricing Supplement No. 708 dated July 1, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered Securities due November 30, 2011
Based on the Performance of a Basket of Financial Services Sector Stocks
PRICING TERMS – JULY 24, 2008
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered Security
Stated principal amount:	$1,000 per Buffered Security
Pricing date:	July 24, 2008
Original issue date:	July 31, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Aggregate principal amount:	$3,000,000
Basket:	Issuer of basket stocks	Ticker symbol	Exchange	Percentage of initial basket value	Multiplier	Initial price of basket stock	Initial value per basket stock
	ACE Limited	ACE	NYSE	5%	0.103220479	48.44	5
	Aflac Incorporated	AFL	NYSE	5%	0.094179695	53.09	5
	The Allstate Corporation	ALL	NYSE	5%	0.110277900	45.34	5
	American Express Company	AXP	NYSE	5%	0.137324911	36.41	5
	American International Group, Inc.	AIG	NYSE	5%	0.182282173	27.43	5
	Bank of America Corporation	BAC	NYSE	5%	0.163185379	30.64	5
	The Bank of New York Mellon Corporation	BK	NYSE	5%	0.141924496	35.23	5
	The Charles Schwab Corporation	SCHW	NASDAQ	5%	0.228206298	21.91	5
	Citigroup Inc.	C	NYSE	5%	0.262329486	19.06	5
	The Goldman Sachs Group, Inc.	GS	NYSE	5%	0.027737712	180.26	5
	JPMorgan Chase & Co.	JPM	NYSE	5%	0.127746551	39.14	5
	Loews Corporation	L	NYSE	5%	0.119331742	41.9	5
	Merrill Lynch & Co., Inc.	MER	NYSE	5%	0.172176309	29.04	5
	PNC Financial Services Group, Inc.	PNC	NYSE	5%	0.073594348	67.94	5
	Prudential Financial, Inc.	PRU	NYSE	5%	0.076793119	65.11	5
	State Street Corporation	STT	NYSE	5%	0.072495288	68.97	5
	The Travelers Companies, Inc.	TRV	NYSE	5%	0.116604478	42.88	5
	U.S. Bancorp	USB	NYSE	5%	0.172235618	29.03	5
	Wachovia Corporation	WB	NYSE	5%	0.318674315	15.69	5
	Wells Fargo & Company	WFC	NYSE	5%	0.171526587	29.15	5
Payment at maturity:
At maturity you will receive an amount per Buffered Security equal to:
¡  If the final basket value is greater than the initial basket value:
  $1,000 + upside payment
    There will be no maximum payment at maturity.
¡  If the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 15% from its initial value:
$1,000
¡  If the final basket value is less than the initial basket value and has declined by an amount more than the buffer amount of 15% from its initial value:
($1,000 x basket performance factor) + $150
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the Buffered Securities pay less than $150 per Buffered Security at maturity.

CUSIP:	617482AB0
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Terms continued:	Please see the next page for further pricing terms of the Buffered Securities.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered Security	$1,000	$30	$970
Total	$3,000,000	$90,000	$2,910,000
(1)     For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 708 dated July 1, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007                           Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Securities due November 30, 2011
Based on the Performance of a Basket of Financial Services Sector Stocks

PRICING TERMS: Continued from cover page
Buffer amount:	15%
Interest:	None
Upside payment:	$1,000 x basket percentage increase x participation rate
Basket percentage increase:	(final basket value – initial basket value) / initial basket value
Participation rate:	100%
Maximum payment at maturity:	There is no maximum payment at maturity.
Minimum payment at maturity:	$150 per Buffered Security (15% of the stated principal amount)
Basket performance factor:	final basket value / initial basket value
Initial basket value:	100
Final basket value:	The basket value on the basket valuation date
Basket value:	The basket value on any date equals the sum of the products of the closing price and the multiplier for each basket stock, each determined as of such date by the calculation agent.
Multiplier:
The multiplier for each basket stock reflects the fractional amount of each basket stock included in the basket based on the initial weighting and the price of each basket stock on the pricing date as set forth above under “Basket––Multiplier.”  The multiplier for each basket stock will remain constant for the term of the Buffered Securities, unless adjusted for certain corporate events relating to the issuer of that basket stock.

Basket valuation date:	November 28, 2011, subject to adjustment for market disruption events.